[AVESIS INCORPORATED LETTERHEAD]




                                                                    May 18, 1998


To Holders of Avesis Incorporated Class A, Nonvoting Cumulative Convertible Preferred Stock, Series 2 ("Series 2 Shares")

                                  Introduction

         As we approach the Exchange Offer May 27, 1998 expiration date and in addition to the information set forth in the Offer to Exchange, dated April 23, 1998, and the Letter of Transmittal, holders of Avesis Incorporated (the "Company") Series 2 Shares should carefully consider the following information in deciding whether to tender Series 2 Shares for shares of Class A, Senior Nonvoting Cumulative Convertible Preferred Stock, Series A ("Series A Shares") on the terms and subject to the conditions set forth in the Offer to Exchange, the related Letter of Transmittal, and this supplemental letter (collectively the "Exchange Offer").

         The Company invites its shareholders to exchange Series 2 Shares for Series A Shares on a share-for-share basis. As described in the Offer to Exchange, the Series A Shares have more favorable convertibility terms (i.e. convertible into 10 shares of Common Stock), senior liquidation rights and senior dividend rights (with an annual dividend of $.3375) as compared to the Series 2 Shares. Please review the Offer to Exchange which describes and contrasts the features of Series A Shares and Series 2 Shares.

                                 Expiration Date

         The Exchange Offer is set to expire at 5:00 p.m. New York time on May 27, 1998, unless extended by the Company. All tenders must be received prior to the Expiration Date.

                          Securities Law Consideration

         The Exchange Offer is being made by the Company in reliance on the exemption from registration requirements of the Securities Act of 1933, as amended ("Securities Act"), afforded by Section 3(a)(9) thereof and under certain state law exemptions. The Exchange Offer is being made to all holders of Series 2 Shares in the states of Arizona, California, Colorado, Connecticut, Florida, Georgia, Indiana, Maryland, New Jersey, New York, Tennessee and Virginia. These are all the states where a holder of Series 2 Shares is known by the Company to reside. The Company is not aware of any state where a shareholder resides and the making of the Exchange Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of an Exchange Offer or a shareholder residing in any state other than listed above, the Company will make a good faith effort to comply with such statutes and regulations. If, after such good faith effort, the Company cannot comply with such statute, the Exchange Offer will not be made to nor will tenders be accepted from or on behalf of holders of Series 2 Shares in such state.

                                 Withdrawal Date

         Withdrawal rights as described in the Offer to Exchange would be available after June 19, 1998.

                                  How to Tender

         If holding Series 2 Shares registered with the Company, a holder electing to tender Series 2 Shares in the Exchange Offer should either (a) complete the Letter of Transmittal and mail or deliver the Letter of Transmittal with the stock certificates representing the tendered Series 2 Shares and any other required documents to the Exchange Agent at the address set forth on the cover page of the Letter of Transmittal, or (b) effect a tender of Series 2 Shares pursuant to the procedures for book-entry transfer as set forth under "The Exchange Offer--How to Tender in the Exchange Offer." If your Series 2 Shares are held with a broker or commercial bank, you can only tender by requesting your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. Holders will not be obligated to pay the Company any brokerage commissions in connection with the Exchange Offer.

         Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions (as defined in the Offer to Exchange). The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depository (as defined in the Exchange Offer) at one of its addresses set forth below.

                    The Depository for the Exchange Offer is:

                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY

                 By Mail:                     Facsimile Transmission:                     By Hand:
                                            (for Eligible Institutions Only)
        Continental Stock Transfer                (212) 509-5150                 Continental Stock Transfer
             & Trust Company                   Confirm by Telephone:                  & Trust Company
                2 Broadway                   (212) 509-4000, ext. 235              2 Broadway, 19th Floor
            New York, NY 10004                                                       New York, NY 10004

     Attn: Reorganization Department                                          Attn: Reorganization Department

                                    * * * * *

         If you have any questions, please call Joel Alperstein, Treasurer, at 1-800-522-0258, Extension 204.

                                        Sincerely,



                                        Kenneth L. Blum, Sr.
                                       3